Exhibit 10.36
UNITEK GLOBAL SERVICES INC.
CHANGE IN CONTROL SEVERANCE PLAN
1.    Purpose. The purpose of the Unitek Global Services Inc. Change in Control Severance Plan (the “Plan”) is to diminish the distraction of Participants (as defined below) in the event of a threatened or pending Change in Control (as defined below) and to provide financial assistance to any Participant whose employment) is terminated under certain circumstances following a Change in Control.
2.    Term. The Plan shall commence upon the Effective Date (as defined below) and shall continue until terminated in accordance with Section 19.
3.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Obligations” has the meaning for that term in Section 5(a).
“Affiliate” means any company or other entity controlled by, controlling or under common control with the Company.
“Base Salary” means the Participant’s annual rate of base salary in effect as of the Qualifying Termination, disregarding any reduction that would constitute Good Reason.
“Board” means the Board of Directors of the Company
“Cause” means the Participant’s:
(a) conviction of, or guilty or nolo contendere plea by the Participant to, a felony;
(b) willful and gross misconduct that results in material damage to the Company (monetarily or otherwise); or
(c) willful and continued failure to substantially perform duties after written demand.
The termination of a Tier 1 Participant’s employment shall not be deemed to be for Cause unless and until (i) there shall have been delivered to the Participant written notice of the Company’s intention to terminate for Cause, and (ii) the Participant fails to fully correct or cure any of the events listed in clauses (a), (b), or (c), if such events are reasonably capable of being fully corrected or cured, within thirty (30) days following delivery of the Company’s written notice of its intention to terminate for Cause.
The termination of a Tier 2 Participant’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant written notice of the Company’s intention to terminate such employment for Cause.
“Change in Control” means, unless otherwise determined by the Committee, the occurrence of any of the events specified in clause (i), (ii), (iii) or (iv) below:
(i) Any person, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any corporation or other such person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by the Company (a “Related Entity”), or any employee benefit plan (or a trust forming a part thereof) maintained by the Company or any Related Entity), becomes, after the Effective Date, the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;
(ii) During any period of two (2) consecutive years, individuals, who at the beginning of such period, constitute the Board and any new director of the Company (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors of the company at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(iii) A merger or consolidation (other than any merger or consolidation that shall not, pursuant to any proviso to this clause (iii), constitute a Change in Control) of the Company or any direct or indirect subsidiary with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or its successor surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control under this clause (iii) or clauses (i) or (ii) above; and provided further, a merger or consolidation in which the Company is the surviving entity (other than as a wholly owned subsidiary of another entity) and in which the Board or the board of directors of the successor to the Company, after giving effect to the merger or consolidation, is comprised of a majority of members who are either (x) directors of the Company immediately preceding the merger or consolidation, or (y) appointed to the Board by the Company (or the Board) as an integral part of such merger or consolidation, shall not constitute a Change in Control under this clause (iii) or clauses (i) or (ii) above); or
(iv) Approval by the stockholders of the Company or any order by a court of competent jurisdiction of a plan of liquidation of the Company, or the sale or disposition by the Company of all or substantially all of the Company’s assets other than (i) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale; or (ii) pursuant to a dividend in kind or spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.
Notwithstanding the foregoing, (1) a Change in Control of the type described in paragraph (ii), (iii) or (iv) shall be deemed to be completed on the date it occurs, and a Change in Control of the type described in paragraph (i) shall be deemed to be completed as of the date the entity or group attaining 50% or greater ownership has elected its representatives to the Board and/or caused its nominees to become officers of the Company with the authority to terminate or alter the terms of any Employee’s employment; and (2) to the extent the amounts payable pursuant to the Plan are deferred compensation that are subject to Section 409A of the Code, the transaction constituting a “Change in Control” must also constitute a “change in control event” for purposes of Section 409A(a)(2)(A)(v) of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Compensation Committee of the Board.
“Company” means Unitek Global Services Inc. and any successor to its business or assets, by operation of law or otherwise.
“Disability” means the absence of the Participant from the Participant’s duties with the Company on a full-time basis for (i) 180 consecutive days as a result of mental or physical incapacity or (ii) 180 days in any twelve month period and is for a period of time which would entitle the Participant to receive benefits under the long-term disability policy in effect at the time of such illness or other physical or mental incapacity.
“Effective Date” means March 27, 2014
“Employee” means an employee of the Company or an Affiliate.
“Good Reason” means
(a) A material diminution in the scope of the Participant’s position, duties, reporting relationships, or responsibilities immediately prior to the Change in Control; provided, that, in order to promote an orderly transition of duties and responsibilities, the Termination Date in the event of this trigger will be no earlier than six months after the occurrence of such diminution (subject to the Board’s ability to waive or reduce the waiting period in its sole discretion);
(b) The reduction in the Participant’s annual base salary of more than 3%;
(c) The reduction in the Participant’s Target Bonus of more than 3%;
(d) The relocation of the Company’s executive offices by more than fifty (50) miles from its then current location;
(e) Any material breach of the Plan by the Company; or
(f) The failure of any successor to the Company in a Change of Control to expressly assume the Plan.
In order to terminate employment for Good Reason, a Participant must, within thirty (30) days of learning of circumstances constituting Good Reason, notify the Company in writing of the existence of such circumstances and specify in such notice a termination date within ninety (90) days of such circumstances (but, in case of Good Reason pursuant to clause (a), the termination date shall be six (6) months after occurrence of the diminution event), and the Company shall then have thirty (30) days to remedy the circumstances. If the circumstances have not been fully remedied by the Company, the Participant shall have the right to terminate for Good Reason on the date specified pursuant to the Participant’s notice to the Company. The Participant shall be conclusively deemed to have learned of such circumstances on the date of any written notice to the Participant concerning such circumstances. If the Participant does not timely do so, the right to terminate for Good Reason shall lapse and be deemed waived, and the Participant shall not thereafter have the right to terminate for Good Reason unless further circumstances occur which themselves give rise to a right to terminate for Good Reason.
“Participant” means an Employee who has been designated as a Participant under Section 4(a) hereof, until such time as the Employee’s participation ceases in accordance with Section 4(b) hereof.
“Protection Period” means the period beginning six (6) months prior to the date of the Change in Control and ending eighteen (18) months following the date of the Change in Control.
“Qualifying Termination” means a termination of the Participant’s employment by the Company without Cause or by the Participant with Good Reason during the Protection Period.
“Severance Multiple” means the applicable number of years for the Participant on Exhibit A.
“Severance Payment” has the meaning given that term in Section 5(b)(i) hereof.
“Target Bonus” means the Participant’s target bonus for the performance period that is in effect as of the Qualifying Termination, disregarding any reduction that would constitute Good Reason.
“Termination Date” means the date on which a Participant has a Qualifying Termination, provided that if the Qualifying Termination occurs prior to a Change in Control, then the Termination Date shall be the date of the Change in Control for purposes of any payments of benefits under Section 5(b) hereof.
“Tier 1 Participant” means each of the Participants listed as such on Exhibit A.
“Tier 2 Participant” means each of the Participants listed as such on Exhibit A.
4.     Participation.
(a)    Designation of Participants. The Participants in the Plan are the executive officers and other key employees of the Company and its Affiliates who are designated as Participants on Exhibit A. Notwithstanding the foregoing, the benefits under the Plan shall not duplicate severance benefits provided in a Participant’s individual employment agreement; as such, a Participant who is a party to an individual employment agreement shall be entitled to the greater of the benefits provided under such employment agreement or those under the Plan.
(b)    Cessation of Participation. A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when the Participant ceases to be an Employee (unless such Participant is then entitled to severance payments and benefit as provided in Section 5). A Participant entitled to severance payments and benefit under Section 5 shall remain a Participant in this Plan until the full amount of the severance payments and benefits under the Plan have been fully paid and provided to the Participant.
(c)     No Employment Rights. Nothing in the Plan will reduce or eliminate the right of the Company and its Affiliates to terminate a Participant’s employment at any time for any reason.
5.     Payments and Benefits on Termination of Employment.
(a)     For Cause, Death or Disability or Termination without Good Reason. If during the Protection Period (x) a Participant terminates employment with the Company and its Affiliates without Good Reason, (y) the Company and its Affiliates terminates a Participant’s employment for Cause or by reason of the Participant’s Disability, or (z) a Participant’s employment is terminated by reason of the Participant’s death, then Participant will not be entitled to any compensation or benefits under the Plan other than the sum of:
(i)     the portion of the Participant’s Base Salary earned through the Termination Date, to the extent not theretofore paid;
(ii)     except in the event of a termination of a Participant’s employment for Cause or by a Participant for any reason, the amount of any annual incentive compensation under the annual incentive plan applicable to the Participant that has been earned by the Participant for a completed fiscal year preceding the Termination Date, but has not yet been paid to the Participant; and

(iii)     any accrued paid vacation, sick leave and other paid time-off to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii) and (iii) are hereinafter referred to as the “Accrued Obligations”).
The Accrued Obligations will be paid to the Participant in a lump sum within thirty (30) calendar days after the Participant’s Termination Date.
(b)     Qualifying Termination. In addition to the Accrued Obligations, in the event of a Participant’s Qualifying Termination, the Participant will be entitled to receive the payments and benefits provided below, subject to the Release described in Section 7 becoming effective and irrevocable in accordance with its terms:
(i)    Severance Payment. Subject to Sections 6, 7 and 8, a lump sum severance payment in an amount equal to the sum of (A) the Participant’s Base Salary and Target Bonus, each multiplied by the Participant’s Severance Multiple, and (B) the Participant’s Target Bonus, multiplied by the ratio of the number of calendar days prior to the Qualifying Termination during the performance period over the total number of days in the performance period. The amounts under this Section 5(b)(i) shall be payable within sixty (60) days, subject to the Release described in Section 7 becoming effective and irrevocable in accordance with its terms.
(ii)     Health Care Coverage. Provided that the Participant is eligible for and timely elects COBRA continuation coverage under the Company’s group health plan, the Company will reimburse Participant for the monthly COBRA cost of continued coverage under such plan for the Participant, and, where applicable, the Participant’s spouse and dependents, less the amount that Participant would be required to contribute for such health coverage if Participant were an active employee of the Company, for 18 months, commencing with the first calendar month following the Termination Date (the “Benefit Continuation Period”); provided that the Benefit Continuation Period shall cease when the Participant becomes eligible for any such coverage under a plan maintained by another employer). The Participant shall submit appropriate evidence of each such expense within sixty (60) days after his receipt of the invoice or billing statement for such expense, and the Company shall provide the Participant with the requisite reimbursement on the next payroll date thereafter. The monthly reimbursements described in this subsection (iii) shall (a) commence within sixty (60) days after the Participant’s Termination Date, subject to the Participant’s execution and non-revocation of the release described in Section 7, and (b) run concurrently with the COBRA health care continuation coverage period under section 4980B of the Code. Notwithstanding the foregoing, the Company reserves the right to restructure the foregoing continued coverage arrangement in any manner reasonably necessary or appropriate to avoid penalties or negative tax consequences to the Company or the Participant, as determined by the Company in its sole and absolute discretion.
(iii)    Outplacement Services. The Company shall reimburse the Participant for the actual cost paid by the Participant for outplacement services, provided that the cost reimbursed under this Section 5(b)(iii) shall not exceed $25,000, through the sixth month anniversary of the Termination Date, or, if earlier, the date on which the Participant becomes employed by another employer.
6.    Impact of Section 4999 Excise Tax.
(a)    Notwithstanding anything in this Plan to the contrary, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any Affiliate or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Participant under this Plan to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Participant with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Participant under the Plan shall be reduced (but not below zero) to the Safe Harbor Cap. If required under Section 409A of the Code, the reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (i) if applicable, the acceleration of vesting of stock options and other equity awards with an exercise price that exceeds the then fair market value of the stock subject to the award, (ii) outplacement services under Section 5(b)(iii), (iii) health care coverage under Section 5(b)(ii), and (iii) severance payments under Section 5(b)(i). If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Participant, no amounts payable to Participant under the Plan (and no other Payments) shall be reduced, unless consented to by Participant.
(b)    All determinations required to be made under this Section shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Participant within sixty (60) business days of the receipt of notice from the Company or Participant that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm or other calculation expert to make the determinations required hereunder (which accounting firm or calculation expert shall then be referred to as the Accounting Firm hereunder). All fees and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder.
If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Participant without a reduction in payments, the Accounting Firm shall provide a written opinion to Participant to such effect, that the Participant is not required to report any Excise Tax on the Participant’s federal income tax return, and that the failure to report the Excise Tax, if any, on Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. For purposes of making the calculations and determinations under this Section, after taking into account the information provided by the Company and the Participant, the Accounting Firm may make reasonable, good faith assumptions and approximations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish the Accounting Firm with such information and documents as said Accounting Firm may reasonably request to assist the Accounting Firm in making calculations and determinations under this Section. The determination by the Accounting Firm shall be binding upon the Company and Participant (except as provided in paragraph (c) below).
(c)    If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Participant by the Company, which are in excess of the limitations provided in this Section (hereinafter referred to as an “Excess Payment”), Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Participant’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Participant within sixty (60) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Participant until the date of payment. Participant shall cooperate, to the extent the Participant’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under the Plan were reduced pursuant to Section 6(a) of the Plan and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Participant any amounts payable under the Plan that were not previously paid solely as a result of paragraph (a), subject to the Safe Harbor Cap.
7.    Release. The severance compensation and benefits to be provided under Section 5(b) shall be provided only if the Participant timely executes and does not timely revoke a Release. The Release must be signed by the Participant (or his legal representative, if applicable) and become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein), no later than the fiftieth (50th) day after the Participant’s Termination Date. If the Participant fails to execute and furnish the Release, or if the Release furnished by the Participant has not become effective and irrevocable in accordance with its terms (taking into account any applicable revocation period set forth therein) by the fiftieth (50th) day after the Participant’s Termination Date, the Participant will not be entitled to any payment or benefit under the Plan other than the Accrued Obligations.
8.    Covenants. The severance compensation and benefits to be provided under Section 5(b) are subject to the Participant’s continued compliance with the covenants set forth on Exhibit B. The Company’s obligations and the Participant’s right, if any, to severance compensation and benefits under Section 5(b) shall cease in the event of a material breach by the Participant of any provision of Exhibit B (and, in only those cases where such material breach is curable, the failure to cure such material breach within ten (10) business days after written notice to the Participant, which notice details, with reasonable specificity, such material breach). Any such cessation of payment shall not reduce any monetary damages that may be available to the Company as a result of such breach.
9.    No Mitigation. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.

10.    Effect on Other Plans, Agreements, and Benefits. Except to the extent expressly set forth herein, any benefit or compensation to which a Participant is entitled under any agreement between the Participant and the Company or any of its Affiliates or under any plan maintained by the Company or any of its Affiliates in which the Participant participates or participated shall not be modified or lessened in any way, but shall be payable or provided according to the terms of the applicable plan or agreement.
11.    Administration. The Committee shall administer the Plan and shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Plan. Prior to a Change in Control, the Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to such person or persons from time to time as it may designate and, in the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated. After a Change in Control, this Plan must be administered by the board of directors (or its equivalent governing body) or the compensation committee (or its equivalent) of the successor entity.
12.    Committee Authority. The Committee shall have the sole authority to designate participants under the Plan and deal with any other matters arising under the Plan. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements, and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
13.    Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee or the Company or its Affiliates, in any case in accordance with the terms and conditions of the Plan.
14.    Successors.
(a)    Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of a Change in Control or any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
(b)    Participant Successors. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. The rights under this Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Participant’s right to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
15.    Resolutions of Disputes.
(a)    Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of the Plan will be solely and finally settled by means of binding arbitration in Philadelphia, Pennsylvania. The arbitration shall be conducted in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. The arbitration will be final, conclusive, and binding upon the parties. All arbitrator’s fees and related expenses shall be divided equally between the parties.
(b)    Legal Fees. The arbitrator shall award the Participant attorneys’ fees and expenses if the Participant prevails on at least one material issue in dispute, including the attorneys’ fees and expenses the Participant incurs in connection with any appeal or the enforcement of any award. Any award of attorneys’ fees and expenses to the Participant shall be paid by the Company within 60 days following the award of such fees and costs by the arbitrator (or, if later, when such fees and expenses are incurred), but in no event later than December 31 of the calendar year following the year of the conclusion of the arbitration (or, if later, December 31 of the calendar year following the year in which such fees and expenses are incurred).

16.    Unfunded Plan Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
17.    Withholding. The Company shall have the right to deduct and withhold from any amounts payable under the Plan such federal, state, local or other taxes as are required to be withheld pursuant to any applicable law or regulation.
18.    Notice. For the purpose of this Plan, notices and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Secretary at the Company’s corporate headquarters address, and to the Participant (at the last address of the Participant on the Company’s books and records).
19.    Amendment and Termination. The Board may amend (in whole or in part) or terminate the Plan provided that no amendment or termination will be effective if a Change in Control occurs within twelve months after the date the Board has provided written notice to each Participant of such amendment or termination. Notwithstanding the foregoing, no termination shall reduce or terminate any Participant’s right to receive, or continue to receive, any payments and benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination of the Plan.
20.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the conflict of law provisions thereof.
21.    Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
22.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.
23.    Section 409A.
(a)    It is intended that the payments and benefits provided under the Plan shall be exempt from the application of the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Specifically, any taxable benefits or payments provided under this Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after the date of the Termination Date (or, if the Participant dies during such six-month period, within 90 days after the Participant’s death).
(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) such payments shall be made on or before the last day of the Participant’s calendar year following the calendar year in which the expense occurred, or such earlier date as required hereunder.
(c)    The payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participants. Although the Company will use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Plan. In no event may the timing of a Participant’s execution of the Release required under Section 7 directly or indirectly result in the Participant designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, then payment will be made in the later taxable year.

EXHIBIT A
PARTICIPANTS
Tier 1 Participants
Rocco Romanella

Tier 2 Participants
Donald Gately
Andrew J. Herning
Daniel Yannantuono
Kathleen M. McCarthy
Carole Dalton Slover
Stanley G. Jones
Shannon Schell
Glorminda A. McAllister
James Brennan
Selected key executives designated by the Board of Directors

Severance Multiple
Tier 1 Participants            2.0
Tier 2 Participants            1.5

EXHIBIT B
COVENANTS
1.    Confidential Information
(a)    For purposes of this Exhibit B “Confidential Information” means ideas, concepts, information, and material that constitute trade secrets and/or proprietary and confidential information of the Company and its Affiliates. Confidential Information includes, but is not limited to, information and knowledge pertaining to products and services offered, ideas, plans, manufacturing, marketing, pricing, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company or its subsidiaries and their respective affiliates, dealers, distributors, wholesalers, customers, clients, suppliers and other who have business dealings with the Company or any of its subsidiaries.
(b)    Confidential Information is the sole and exclusive property of the Company. The Participant must not, either during or after the term of this Plan, directly or indirectly disclose any Confidential Information to any third party without the written permission of the Board, except as required by his employment with the Company, unless such information is in the public domain for reasons other than the Participant’s conduct, or except as may be required by law (provided that the Participant shall give the Company notice of any disclosure required by law so that the Company shall have a reasonable opportunity to attempt to preclude such disclosure). The Participant shall not use Confidential Information to his own advantage or the advantage of parties other than the Company. The Participant shall take all steps necessary to protect the confidentiality of all Confidential Information and to inform the Company immediately of any attempted or actual disclosure of Confidential Information to any third party. The Participant agrees that, upon request of the Company or termination of employment, whichever is first, he shall turn over to the Company all documents, memoranda, notes, plans, records or material in his possession or control that contain or are derived from Confidential Information.
(c)     If at any time the Participant has any material information which belongs to any former employer that the Participant is not entitled to have or use for the benefit of the Company and its Affiliates, the Participant shall promptly return any such materials to the Participant’s former employer or obtain any necessary consents. The Participant is not permitted to use or refer to any such materials in the performance of the Participant’s duties.
2.    Non-Competition. During the period of the Participant’s employment with the Company and its Affiliates and continuing for twelve (12) months after the Termination Date (the “Restricted Period), the Participant shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or have active plans at the Termination Date to engage in such businesses. The restriction is without specific geographic limitation inasmuch as the Company and its Affiliates conduct business on a nationwide and international basis, that its sales and marketing prospects are for continued expansion both nationally and internationally, that access to the Company’s Confidential Information would provide any national or international competitor with an unfair competitive advantage, and that, therefore, the restrictions set forth in this section are reasonable and properly required for the adequate protection of the legitimate interests of the Company. Nothing herein shall prohibit the Participant from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Participant has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that engages in the business of providing permanently outsourced infrastructure and engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite television industries, or that otherwise competes with the Company or any of its Affiliates anywhere in the United States of America and Canada. This restriction shall not prevent the Participant from working for a subsidiary, division, venture or other business or functional service unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Participant does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Participant otherwise strictly complies with the restrictive covenants contained in this Exhibit.
3.    Nonsolicitation.
(a)    During the Restricted Period the Participant must not, as an individual, employee, consultant, agent, owner, partner, director, or stockholder, directly or indirectly solicit, call on or accept any business from any Customer of the Company or its subsidiaries. The term “Customer” means all persons, firms or corporations to whom the Company or its subsidiaries sold products at any time during the one year period immediately preceding when the Participant’s employment with the Company ceased, notwithstanding that some or all of such persons, firms or corporations may have been induced to give business to the Company or its subsidiaries by the Participant.
(b)    During the Restricted Period the Participant must not take any action to divert from the Company or its subsidiaries any opportunity in the scope of any present or contemplated future business of the Company or its subsidiaries that arose while he was employed by the Company.

(c)    During the Restricted Period the Participant must not directly or indirectly solicit, hire, employ, or engage any employee or any former employee of the Company or its Affiliates whose employment with the Company or its Affiliates ceased less than one year before the date of such solicitation, enticement, hiring, or engagement.
4.    Scope of Restrictions. In the event any provision relating to the time period or scope of the restrictions in this Exhibit B shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.